EXHIBIT 99.1

Petco to Present at Goldman Sachs Global Retailing Conference on Sept. 4, 2025

SAN DIEGO, Aug. 21, 2025 -- Petco (Nasdaq: WOOF), today announced that the Company is scheduled to present at the 32nd Annual Goldman Sachs Global Retailing Conference on Thursday, Sept. 4, 2025, at approximately 1:50 p.m. Eastern Time.

A live webcast of the presentation will be available on the company's Investor Relations page at https://ir.petco.com/news-and-events/events-and-presentations. A replay of the webcast will be available through the same link approximately two hours after the conference call.

About Petco:

We're proud to be "where the pets go" to find everything they need to live their best lives for more than 60 years — from their favorite meals and toys, to trusted supplies and expert support from people who get it, because we live it. We believe in the universal truths of pet parenthood — the boundless boops, missing slippers, late night zoomies and everything in between. And we're here for it. Every tail wag, every vet visit, every step of the way. We nurture the pet-human bond in the aisles of more than 1,500 Petco stores across the U.S., Mexico and Puerto Rico. Customers experience our exclusive selection of pet care products, services, expertise and membership offerings in stores and online at petco.com, and on the Petco app. In 1999, we founded Petco Love. Together, we support thousands of local animal welfare groups nationwide, and have helped find homes for ~7 million animals through in-store adoption events.

Investor Contact:

Tina Romani, InvestorRelations@petco.com

Media Contact:

Lisa Stark, pressinquiries@petco.com